Exhibit 10.15

SHARE REDEMPTION AGREEMENT BETWEEN PURE PLAY MEDIA
HOLDINGS, INC. AND STELLAR MEDIA CORP.

          This agreement made and entered into this 15th day of August, 2003 by and between Stellar Media Corp. (the selling shareholder “Stellar”) and Brent Hahn (Brent Hahn- a shareholder in Stellar Media Corp.) and Pure Play Media Holdings, Inc., called “the Company”:

The company now has issued and outstanding 10,000 shares of fully paid and nonassessable common stock, of which 1,600 (Sixteen hundred) shares are owned and held by Stellar Media Corp. and represent their entire stock interest in the company;

Stellar Media Corp. desires to sever their relationship with the company as shareholder and Brent Hahn as an officer and director of the Company and Stellar Media Corp. desires to sell and transfer all of the stock to the company, and the company is willing to redeem the stock, upon the terms and conditions set forth; and

All of the shareholders of the company have duly consented to this redemption at an adjourned annual meeting of shareholders.

In consideration of the premises and the mutual covenants, the parties agree as follows:

1. Subject to and in accordance with the terms and conditions of this agreement, Stellar Media Corp. agrees to sell the Company and the Company agrees to buy from Stellar Media Corp. the aforementioned 1,600(One Thousand Six Hundred) shares of its common stock for redemption price of $60,000 US Dollars (Sixty Thousand Dollars).

2) The company shall pay the redemption price to Stellar Media Corp, in accordance with    a Promissory Note and Guarantee and Postponement of Claims attached hereto as Schedules “A” and “B” respectively.

3) The closing under this agreement shall take place at 11:00 o’clock a.m. on August 15, 2003 or any earlier or later time or date as may be mutually fixed by the parties. The place of closing shall be at The Law Offices of Michael D. Daniels or such other place as may be mutually agreed upon. At the closing, (a) the company shall execute and deliver to and Brent Hahn A Termination of Employment Agreement and Release, Release of Personal Guarantees and other documents as legal counsel may require.  b) Brent Hahn and Stellar Media Corp. shall deliver to the company certificates for the 1,600 (One Thousand Six Hundred) shares of stock, duly endorsed for transfer, and    Brent Hahn shall tender to the company his written resignation as a director, officer and employee, and shall surrender to the company the company-owned items as

Brent Hahn  /s/ Brent Hahn

Pure Play Media __/s/ Sieg Badke___

may still be in his possession or under such as credit cards, keys and other paraphernalia.

4.  After the closing, each party shall from time to time upon the reasonable request of the other party execute and deliver in proper form any further instruments and documents and perform those acts as may be necessary or desirable for perfecting in the other party title to all items intended to be transferred and putting that party in actual possession.

5. This agreement may not be modified or terminated orally and no modification, termination or attempted waiver shall be valid unless in writing signed by the party against whom it is sought to be enforced.

6.  The provisions of this agreement shall be binding upon, inure to the benefit of and apply     to the respective heirs, executors, administrators, successors and assigns of the parties.

In witness, the parties have executed this agreement on the date first above written.

__/s/ Sieg Badke___                                                   Aug.15/03
Sieg Badke, President                                                  Date
Pure Play Media Holdings, Inc.

/s/ Brent Hahn                                                             Aug.15/03
Brent Hahn, President                                                  Date
Stellar Media Corp.

/s/ Brent Hahn                                                             Aug.15/03
Brent Hahn, an individual                                             Date

Brent Hahn /s/ Brent Hahn

Pure Play Media __/s/ Sieg Badke___